For Immediate Release

Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: investorrelations@sscinc.com

SS&C Technologies Announces Results for Q3 2009

WINDSOR, CT – November 12, 2009 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and software-enabled services, today announced results for the quarter ended September 30, 2009.  Revenue on a GAAP basis for the third quarter of 2009 was $68.9 million. This represents a decrease of $2.1 million, or 3.0%, from revenues over the same period in 2008. Revenue for the first nine months of 2009 was $199.9 million, a 5.6% decrease from the same period in 2008. Net income, on a GAAP basis, for the third quarter of 2009 and nine months ended September 30, 2009, was $5.6 million and $13.0 million, respectively.

Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $27.1 million for the three months ended September 30, 2009, compared to $27.2 million in the third quarter of the prior year a decrease of 0.3%. Adjusted operating income was $75.3 million for the nine months ended September 30, 2009 compared to $78.6 million in 2008, a decrease of 4.2%.

Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the third quarter of 2009 was $28.7 million, compared to $28.8 million in the third quarter of 2008, a decrease of 0.6%. Consolidated EBITDA for the nine months ended September 30, 2009 was $83.0 million compared to $84.9 million for the same period in 2008, a 2.2% decrease.

Revenues/Operating Income

"Revenues continued to stabilize, growing from $67.3 million in the second quarter to $68.9 million in the third quarter of 2009,” said Bill Stone, Chairman and CEO, SS&C Technologies. “We continue to focus on our operating margins, and our adjusted operating income has increased to 39.3% of revenues for the three months ended September 30, 2009 compared to 38.3% for the same period in 2008.”

Business Environment

“In Q3 and year to date, we continued to see demand despite the challenging financial market conditions,” said Stone. “Regulators and investors are driving demand for more sophisticated reporting and increased transparency. We are confident that our breadth and depth of solutions combined with our deep domain expertise can help our clients in these increasingly complex markets.”

Balance Sheet and Cash Flow

SS&C ended the quarter with $52.5 million in cash and cash equivalents, and $402.6 million in debt. We generated net cash from operating activities of $45.0 million for the nine months ended September 30, 2009, compared to $43.1 million for the same period in 2008.

“We will continue to use cash to acquire new businesses, pay down debt and deleverage our business. Our consolidated total leverage, as defined in our senior credit facilities, is now 3.3 times consolidated EBITDA compared to 6.8 times when we went private,” said Stone.

Earnings Call

SS&C's Q3 2009 earnings call will take place at 11:00 a.m. eastern time on November 13, 2009. The call will discuss Q3 2009 results. Interested parties may dial 877-680-2259 (US and Canada) or 706-679-6413 (International) and request the "SS&C Third Quarter 2009 Earnings Call", conference ID # 39874962. A replay will be available after 1:00 p.m. eastern time on November 13, until midnight on November 20, 2009. The dial-in number is 800-642-1687 (US and Canada) 706-645-9291 (International); access code # 39874962.

This press release contains forward-looking statements relating to, among other things, our expected revenue trend and our plans to acquire new businesses and pay down debt and deleverage our business. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses,  terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.

About SS&C Technologies

SS&C delivers investment and financial management services and software focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) treasury, banks and credit unions, 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) financial markets. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Revenues:
Software licenses	$5,829	$5,669	$15,632	$18,353
Maintenance	16,959	16,348	48,565	48,986
Professional services	4,283	5,316	14,872	18,695
Software-enabled services	41,826	43,668	120,801	125,685
Total revenues	68,897	71,001	199,870	211,719

Cost of revenues:
Software licenses	2,133	2,262	6,304	6,868
Maintenance	7,025	6,844	20,352	20,104
Professional services	3,170	3,774	10,659	11,906
Software-enabled services	22,473	23,092	65,079	68,433
Total cost of revenues	34,801	35,972	102,394	107,311

Gross profit	34,096	35,029	97,476	104,408

Operating expenses:
Selling and marketing	4,962	4,761	15,229	14,701
Research and development	6,969	6,597	19,593	20,341
General and administrative	4,502	8,092	14,683	20,689
Total operating expenses	16,433	19,450	49,505	55,731

Operating income	17,663	15,579	47,971	48,677

Interest expense, net	(9,147)	(10,295)	(27,791)	(31,132)
Other expense, net	(334)	1,057	(1,256)	278

Income before income taxes	8,182	6,341	18,924	17,823
Provision for income taxes	2,575	1,531	5,928	5,491

Net income	$5,607	$4,810	$12,996	$12,332

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	(unaudited)
	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$52,461	$29,299
Accounts receivable, net	37,628	38,318
Deferred income taxes	914	3,777
Prepaid expenses and other current assets	4,892	4,327
Total current assets	95,895	75,721

Property and equipment, net	12,792	14,030

Goodwill	853,147	822,409
Intangible and other assets, net	204,020	215,193

Total assets	$1,165,854	$1,127,353

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,264	$2,101
Accounts payable	1,769	1,821
Income taxes payable	2,578	4,898
Accrued employee compensation and benefits	10,275	13,640
Other accrued expenses	13,463	11,561
Interest payable	8,091	2,007
Deferred maintenance and other revenue	36,435	30,844
Total current liabilities	74,875	66,872

Long-term debt, net of current portion	400,300	406,625
Other long-term liabilities	8,842	9,991
Deferred income taxes	47,019	56,612
Total liabilities	531,036	540,100

Total stockholder’s equity	634,818	587,253

Total liabilities and stockholder’s equity	$1,165,854	$1,127,353

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Nine Months Ended
	September 30, 2009	September 30, 2008
Cash flow from operating activities:
Net income	$12,996	$12,332
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	26,707	26,292
Stock-based compensation expense	4,363	5,405
Amortization of loan origination costs	1,724	1,756
Equity losses on long-term investment	-	1,039
Loss on sale or disposal of property and equipment	13	1
Deferred income taxes	(8,727)	(7,433)
Provision for doubtful accounts	300	703
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	2,594	(8,437)
Prepaid expenses and other assets	132	(1,004)
Accounts payable	(184)	1,014
Accrued expenses	3,491	4,528
Income taxes payable	(2,224)	2,892
Deferred maintenance and other revenues	3,815	4,034
Net cash provided by operating activities	45,000	43,122

Cash flow from investing activities:
Additions to property and equipment	(1,192)	(6,203)
Proceeds from sale of property and equipment	3	2
Cash paid for business acquisitions, net of cash acquired	(10,327)	-
Additions to capitalized software	(46)	-
Net cash used in investing activities	(11,562)	(6,201)

Cash flow from financing activities:
Repayment of debt and acquired debt	(11,735)	(25,050)
Transactions involving SS&C Technologies Holdings, Inc. common stock	(225)	12
Net cash used in financing activities	(11,960)	(25,038)

Effect of exchange rate changes on cash	1,684	(728)

Net increase in cash and cash equivalents	23,162	11,155
Cash and cash equivalents, beginning of period	29,299	19,175
Cash and cash equivalents, end of period	$52,461	$30,330

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
(unaudited)

Note 1.  Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company.  Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP).  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance.    Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

(in thousands)	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Operating income	$17,663	$15,579	$47,971	$48,677
Purchase accounting adjustments	(58)	(76)	(163)	(224)
Amortization of intangible assets	7,918	7,510	23,092	22,638
Terminated IPO costs	-	2,077	-	2,077
Stock-based compensation	1,569	2,097	4,363	5,405
Adjusted operating income	$27,092	$27,187	$75,263	$78,573

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization.  Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items.  Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below.  EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income, or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.   The following is a reconciliation between EBITDA and Consolidated EBITDA to net income.

(in thousands)	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Net income	$5,607	$4,810	$12,996	$12,332
Interest expense, net	9,147	10,295	27,791	31,132
Taxes	2,575	1,531	5,928	5,491
Depreciation and amortization	9,109	8,568	26,707	26,292
EBITDA	26,438	25,204	73,422	75,247
Stock-based compensation	1,569	2,097	4,363	5,405
Capital-based taxes	(4)	165	672	880
Acquired EBITDA and cost savings	-	-	2,025	-
Unusual or non-recurring charges	400	1,134	1,683	2,502
Purchase accounting adjustments	(58)	(76)	(163)	(224)
Other	337	324	977	1,044
Consolidated EBITDA	$28,682	$28,848	$82,979	$84,854